News Release
170 Mt. Airy Road
Basking Ridge, NJ 07920

Hooper Holmes
James Calver
Chief Executive Officer
(908) 766-5000
Financial Dynamics
Investors: John Capodanno
Media: Jonathan Birt
212-850-5600

HOOPER HOLMES ANNOUNCES SECOND QUARTER 2007 RESULTS

BASKING RIDGE, NJ, August 9, 2007, Hooper Holmes, Inc. (AMEX:HH), a leading provider of healthcare assessment services, today announced financial results for the second quarter ended June 30, 2007 and the Company’s plan to sell its U.K. subsidiary, Medicals Direct Group (“MDG”).  The financial statement information included below reflects accounting for MDG as discontinued operations for all periods discussed.

For the three months ended June 30, 2007, total revenues decreased 8.0% to $60.8 million compared to $66.1 million in the corresponding period of 2006.  The Company recorded a net loss of $1.9 million, or $(0.03) per share, compared to a net loss of $0.5 million or $(0.01) per share in the prior year period.  The net loss for the second quarter 2007 includes $0.7 million of restructuring charges, primarily relating to employee severance and branch office closure costs.  The net loss in the prior year period included $0.5 million of restructuring and other charges, and an income tax benefit of $0.6 million.

For the first six months of 2007, total revenues were $123.1 million compared to $133.4 million in the comparable period of 2006, a decrease of 7.7%.  The Company’s net loss for the first six months of 2007 totaled $3.5 million, or $(0.05) per share, compared to a net loss of $1.9 million, or $(0.03) per share in the comparable period of 2006.  The 2007 net loss includes $1.2 million of restructuring and other charges.  The net loss in the prior year included $1.7 million of restructuring and other charges, and an income tax benefit of $1.6 million.

Second Quarter 2007 Results by Division
Health Information Division (HID)
The Company’s Health Information Division reported revenues of $53.4 million for the three months ended June 30, 2007 compared to $57.9 million in the prior year period.

•
Portamedic revenues decreased 7.3% to $37.7 million, compared to $40.6 million in the second quarter of 2006.  The decrease reflected a 10% decline in the number of paramedical examinations performed, which was partially offset by higher average revenue per exam.  We expect volume improvements in the second half of the year as actions to improve the broker/agent sales force take effect.

•	Infolink revenues were $7.6 million, a decrease of 13.7% compared to $8.8 million in the second quarter of 2006. The decrease reflects a decline in attending physician statement (APS) orders.

•	Heritage Labs revenues rose by 6.8% to $4.8 million compared to $4.5 million in the same period of 2006.

•
Underwriting Solutions (formerly Mid-America Agency Services) revenues decreased 17.3% to $3.3 million compared to $4.0 million in the second quarter of 2006 as the business transitioned from reliance on a single major customer. We responded with new leadership and an aggressive sales effort, and we have been adding new clients at a rate of two per month.

Claims Evaluation Division (CED)
The CED reported second quarter revenues of $7.4 million, a decrease of 9.1% compared to $8.2 million in the second quarter of 2006.  The decrease was primarily the result of continued declines in independent medical exams and peer reviews ordered by our customers.

Planned Sale of Medicals Direct
In May 2007, the Company committed to a plan to sell our U.K. subsidiary, Medicals Direct Group (“MDG”).  The decision to sell MDG was based on several factors, including MDG’s limited ability to significantly contribute to the long-term strategic goals of the Company.  The Company expects the sale of MDG to be completed by December 31, 2007, and has classified MDG as an asset held for sale/discontinued operation.

James Calver, Chief Executive Officer of Hooper Holmes, commented, “We continue to track towards profitability. The decline in volume of paramedical exams performed by our core Portamedic business was consistent with that experienced in the first quarter of 2007, but we were able to partially offset that decline through increases in prices as a result of new services and improved quality. Our new Portamedic Platinum service, being trialed with Phoenix Life, is an example of the way we are working with clients to provide faster, more accurate products tailored to their specific needs. We expect to continue reducing expenses with new productivity initiatives, including centralizing core processes, eliminating paper from our branches, and increasing the accuracy of our examinations.

“Today we have also announced an important strategic step with the planned divestiture of our non-core Medicals Direct operations based in the UK. The proceeds from this divestiture will strengthen our balance sheet and enable us to invest in our most strategic businesses.

“We also continue to make progress in the wellness market. We are providing services to several of the market leaders in this fast-emerging sector, and recently announced a milestone of 25,000 completed health screenings.”

* * * * *

The Company will host a conference call, on August 9, 2007 at 11:00 a.m. Eastern Time to discuss second quarter 2007 financial results.

To participate in the conference call, please dial (888) 790-3758 or (210) 839-8398, passcode:  Hooper Holmes.  A live web cast will be hosted on the Company’s web site located at www.hooperholmes.com.  Listeners may also access a telephone replay of the conference call, available through September 9, 2007, by dialing (800) 366-0230.

Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through our extensive network of offices in the United States and the United Kingdom.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements included in this press release include, without limitation, those concerning the anticipated sale of Medicals Direct Group and the timing of that sale, and expected reductions in expenses through productivity improvements.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy and accomplish the sale of Medicals Direct Group; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 15, 2007.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

-TABLES FOLLOW-

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands except share and per share data)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$638	$6,667
Accounts receivable, net	35,524	30,425
Income tax receivable	2,924	2,968
Other current assets	4,617	4,353
Assets of subsidiary held for sale	11,507	13,337
Total current assets	55,210	57,750

Property, plant and equipment, net	15,063	14,703
Goodwill	5,702	5,702
Intangible assets, net	5,637	6,485
Other assets	757	570
Total assets	$82,369	$85,210

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Revolving credit facility	3,000	-
Accounts payable	$9,767	$10,457
Accrued expenses	15,842	16,730
Liabilities of subsidiary held for sale	6,564	8,321
Total current liabilities	35,173	35,508

Other long-term liabilities	577	1,733

Commitments and Contingencies

Stockholders' equity:
Common stock, par value $.04 per share; authorized 240,000,000	2,746	2,717
shares, issued 68,643,982 and 67,933,274 shares
as of June 30, 2007 and December 31, 2006, respectively.
Additional paid-in capital	117,603	115,465
Accumulated other comprehensive income	1,578	1,553
Accumulated deficit	(75,237)	(71,695)
	46,690	48,040
Less: Treasury stock at cost; 9,395 shares as of
June 30, 2007 and December 31, 2006, respectively.	71	71
Total stockholders' equity	46,619	47,969
Total liabilities and stockholders' equity	$82,369	$85,210

HOOPER HOLMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
Unaudited	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006

Revenues	$60,774	$66,094	$123,148	$133,368
Cost of operations	46,115	50,099	92,709	101,604
Gross profit	14,659	15,995	30,439	31,764
Selling, general and administrative expenses	15,628	16,665	32,298	33,514
Restructuring and other charges	732	464	1,245	1,732
Operating loss	(1,701)	(1,134)	(3,104)	(3,482)
Other income (expense):
Interest expense	(63)	(28)	(84)	(73)
Interest income	2	47	23	85
Other expense, net	(63)	(96)	(174)	(199)
	(124)	(77)	(235)	(187)
Loss from continuing operations before income taxes	(1,825)	(1,211)	(3,339)	(3,669)

Income tax provision (benefit)	40	(604)	135	(1,604)

Loss from continuing operations	$(1,865)	$(607)	$(3,474)	$(2,065)

Discontinued operations:
Income (loss) from discontinued operations, net of income taxes-		82	(68)	116

Net loss	(1,865)	(525)	(3,542)	(1,949)

Loss per share:
Continuing operations:
Basic	$(0.03)	$(0.01)	$(0.05)	$(0.03)
Diluted	$(0.03)	$(0.01)	$(0.05)	$(0.03)

Discontinued operations:
Basic	$0.00	$0.00	$0.00	$0.00
Diluted	$0.00	$0.00	$0.00	$0.00

Net loss
Basic	$(0.03)	$(0.01)	$(0.05)	$(0.03)
Diluted	$(0.03)	$(0.01)	$(0.05)	$(0.03)

Weighted average number of shares:
Basic	68,565,935	66,288,345	68,315,176	66,242,798
Diluted	68,565,935	66,288,345	68,315,176	66,242,798